Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated June 3, 2015

J P M O R G A N E F F I C I E N T E P L U S D S 5 I N D E X ( N E T E R ) P E R
F O R M A N C E
D E T A I L S

June 3, 2015

JPMorgan Efficiente Plus DS 5 Index (Net ER) Performance Details

J.P. Morgan Efficiente Plus DS 5 Index (Net ER) (the "Index") Performance -- Bloomberg EFPLUS5D Index
      2008       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec  Full Year
EFPLUS5D Index 1.27%   1.61%   (0.76%) (0.57%) 0.09%   0.65%   (1.25%) (0.79%) (1.94%) (3.78%) 1.70%   4.85%  0.84%
      2009       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec  Full Year
EFPLUS5D Index (2.55%) (0.64%) 0.73%   0.97%   3.36%   (0.24%) 3.79%   1.21%   3.50%   (0.38%) 1.98%   0.12% 12.31%
      2010       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec  Full Year
EFPLUS5D Index 0.43%   0.61%   1.84%   1.88%   (2.44%) 1.33%   2.22%   2.65%   0.98%   0.34%   (1.22%) 1.01%  9.95%
      2011       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec  Full Year
EFPLUS5D Index 0.74%   2.12%   (0.14%) 2.05%   (1.75%) (1.06%) 2.49%   1.23%   (0.18%) 1.01%   0.20%   1.20%  8.10%
      2012       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec  Full Year
EFPLUS5D Index 1.44%   0.53%   (0.69%) 1.35%   (1.04%) 1.56%   2.35%   0.23%   (0.07%) 0.06%   (1.26%) 0.25%  4.74%
      2013       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec  Full Year
EFPLUS5D Index 0.97%   0.23%   1.22%   1.75%   (3.15%) (0.89%) 0.85%   (1.88%) 1.59%   1.61%   1.07%   1.39%  4.71%
      2014       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec  Full Year
EFPLUS5D Index (1.48%) 2.11%   0.19%   0.84%   1.51%   2.10%   (0.76%) 2.67%   (2.69%) 1.15%   1.23%   0.30%  7.27%
      2015       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    YTD
EFPLUS5D Index 2.65%   (0.75%) (0.07%) (1.96%) (0.57%)                                                       (0.76%)

Please see key risks on the next page for additional information. Source: J.P.
Morgan. Past performance is not a guide to future performance. "EFPLUS5D Index"
refers to the performance of J.P. Morgan Efficiente Plus DS 5 Index (Net ER)
(Bloomberg: EFPLUS5D Index)(the "Index"). The levels of the Index incorporate a fee of 0.85% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from
December 31, 2007 through December 31, 2014, and the actual historical performance of the Index based on daily closing levels from January 1, 2015 through May 29, 2015. YTD reflects the year to date performance of the Index from the last business day of the previous calendar year through, and including
May 29, 2015. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown.
Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

D E T A I L S P E R F O R M A N C E E R ) ( N E T I N D E X 5
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J P M O R G A N

Key Risks
[] Our affiliate, J. P.  Morgan Securities plc, or JPMS plc, is the index calculation agent and may adjust the Index in a way that affects its level. The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment.
[] JPMS is under no obligation to consider your interest as an investor with returns linked to the Index. [] The level of the Index will include the deduction of a fee of 0.85%  per annum.
[] The Index was established on December 31, 2014 and therefore has a limited operating history.  [] There are risks associated with a momentum -based investment strategy.
[] The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.
[] The Index may not be successful, may not outperform any alternative strategy and may not achieve its target volatility of 5%.
[] The Index may be partially uninvested if the cash index is included in the
Monthly Reference Portfolio or if the exposure of the Index to the monthly reference portfolio is less than 100% on any day.
[] The Index may provide exposure to any Basket Constituent in excess of the weighting constraint specified for that Basket Constituent.
[] The investment strategy used to construct the index involves monthly rebalancing and weighting constraints that are applied to the Basket
Constituents and daily adjustments to the exposure to the Monthly Reference
Portfolio.
[] Changes in the values of the Basket Constituents may offset each other.
[] Each Basket Constituent composing the Index may be replaced by a substitute constituent.
[] The commodity futures contracts underlying the PowerShares DB Commodity
Index Tracking Fund are subject to uncertain legal and regulatory regimes.
[] CDs linked to the Index may be subject to the credit risk of two issuers since any return on an investment linked to the Index that reflects the performance of the Index is subject to the credit risk of us, as well as the
UBS AG issuer of the exchange-traded  note that is one of the Basket
Constituents.
[] The Index should not be compared to any other index or strategy sponsored by any of our affiliates and cannot necessarily be considered a revised, enhanced or modified version of any other J. P.  Morgan index.
[] An investment linked to the Index is subject to risks associated with non-U.
 S.  securities markets (including emerging markets, and currency exchange risk), small capitalization stocks, preferred stocks, fixed income securities and loans (including interest-rate  related risks and credit risk), risks associated with the real estate industry and MLPs, and risks associated with investments in commodity futures contracts and gold.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product supplement, underlying supplement, term sheet or pricing supplement.

DISCLAIMER
JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, underlying supplement, the relevant termsheet or pricing supplement, and any other documents that J.P. Morgan will file with the
SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
any agent or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and termsheet or pricing supplement, if you so request by calling toll-free (800) 576 3529.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

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